SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ X ]

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[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[ X ]		Definitive Additional Materials
[	]	Soliciting Material Under Rule 14a-12
NOVOSTE CORPORATION

(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS, L.L.C. WARREN LICHTENSTEIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to a definitive proxy statement and accompanying proxy card to be used in connection with the special meeting of shareholders of Novoste Corporation (the “Company”) scheduled to be held on March 7, 2006 (the “Special Meeting”) to solicit votes against a proposal by the Company to adopt a plan of dissolution pursuant to which the Company will be dissolved and liquidated and a related proposal to adjourn the Special Meeting to permit further solicitation of proxies with respect to the proposal to approve and adopt the plan of dissolution.

Item 1: On March 1, 2006, Steel issued the following press release:

MacKenzie Partners, Inc.

Press Release

CONTACTS:

Daniel H. Burch or Jeanne M. Carr

MacKenzie Partners, Inc.

(212) 929-5500

FOR IMMEDIATE RELEASE:

ISS RECOMMENDS NOVOSTE CORP. SHAREHOLDERS VOTE

AGAINST MANAGEMENT’S LIQUIDATION PROPOSALS

New York, N.Y., March 1, 2006 – Steel Partners II, L.P. announced today that Institutional Shareholder Services (“ISS”), a leading proxy voting advisory service, has recommended that its clients vote against the liquidation proposals which will be put forth by Novoste Corporation’s (NASDAQ: NOVT) management and Board of Directors at the Company’s special meeting of shareholders scheduled for March 7, 2006. In its report ISS states that it believes the plan of dissolution and liquidation does not warrant shareholder support at this time.

Steel Partners, a holder of 19.6% of Novoste’s common shares, is urging shareholders to vote against Novoste’s liquidation proposals. Steel Partners believes that Novoste should sell its vascular brachytherapy business, retain its cash and net operating loss carryforward (NOLs) and continue as a going concern. Steel Partners believes that the proposed liquidation is not in the best interest of shareholders. Warren G. Lichtenstein, principal of Steel Partners, stated today, “I am gratified with the analysis and recommendation of ISS. By remaining a going concern with cash, and significant NOLs, I am confident that if our new board is elected at the upcoming special meeting they will work diligently to create shareholder value for the Novoste shareholders.”

Steel Partners noted that ISS recommends voting Steel Partners’ GREEN proxy card against the liquidation proposals (proposals 3 and 6 on the Green proxy card). ISS recommends that shareholders do not vote using management’s blue proxy card. In addition, both Steel Partners and ISS recommend that shareholders vote for the asset sale proposal, the name change proposal, the proposal to decrease the minimum size of the Board of Directors and the asset sale vote adjournment proposal (proposals 1, 2, 4 and 5 on the Green proxy card).

-more-

If shareholders have any questions with respect to voting, they are directed to call MacKenzie Partners, Steel Partners’ proxy solicitor at 1-800-322-2885, or collect at 1-212-929-5500.

ISS, based in Rockville, Maryland, is a leading provider of proxy voting and corporate governance services, serving more than 750 clients worldwide. ISS analysts research and recommend votes for 20,000 shareholder meetings each year.

Steel Partners has filed with the Securities and Exchange Commission definitive proxy materials in connection with its solicitation of proxies against the liquidation proposals at the special meeting of shareholders scheduled to be held on March 7, 2006, and has mailed copies to shareholders. Steel Partners urges Novoste’s shareholders to read the definitive proxy materials because they contain important information. Copies of Steel Partners’ definitive proxy statement and other soliciting materials are also available free of charge at the Securities and Exchange Commission's Web site at www.sec.gov. More information relating to Steel Partners is contained in its definitive proxy statement.

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